Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contacts: James Cline Chief Financial Officer 540-542-6300 Harriet Fried Lippert/Heilshorn & Associates 212-838-3777 hfried@lhai.com

TREX COMPANY ANNOUNCES REDEMPTION OF VARIABLE RATE DEMAND

ENVIRONMENTAL IMPROVEMENT REVENUE BONDS

WINCHESTER, Va. – August 21, 2009 – Trex Company, Inc. (NYSE: TWP), the nation’s leading manufacturer and distributor of wood alternative decking, railing, fencing and trim, today announced that a notice of redemption has been sent to holders of all Variable Rate Demand Environmental Improvement Revenue Bonds (Trex Company, Inc. Project) Series 2004. The bonds, totaling $25 million and issued by the Mississippi Business Finance Corporation, will be redeemed on September 15, 2009 at a price of 100% plus accrued interest.

“The redemption of these bonds demonstrates the success we’ve had in adding liquidity to our business and strengthening Trex’s balance sheet,” stated President and CEO Ron Kaplan. “Trex’s strong cash flow and solid financial position are significant advantages in today’s economic environment.”

About Trex Company

Trex Company is the nation’s largest manufacturer of composite decking, railing, fencing and trim, with over 15 years of product experience. Built on “green” principles and values, Trex makes its products from a unique formulation of reclaimed wood and plastic, combined through a proprietary process. Trex decking, railing, fencing and trim offer significant design flexibility with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. In addition, Trex distributes ultra-low maintenance PVC decking under the trademark Trex Escapes® and PVC trim under the trademark Trex Trim™. For more information, visit the Company’s website, www.trex.com. Trex®, Trex Escapes® and Trex Trim™ are trademarks of Trex Company, Inc., Winchester, Va.

The statements in this press release regarding the Company’s expected future performance and condition and its business strategy constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company’s actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company’s products; the sensitivity of the Company’s business to general economic conditions; the Company’s ability to obtain raw materials at acceptable prices; the Company’s ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; and the highly competitive markets in which the Company operates. The Company’s report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2009 and its subsequent reports on Form 10-Q filed on May 8, 2009 and August 10, 2009 discuss some of the important factors that could cause the Company’s actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.